EXHIBIT 10.23










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                                 PROMISSORY NOTE

$1,000,000.00                                                   January 2, 1996

         DAVID R. HAMILTON, a resident of the State of Illinois (the "Borrower"), for value received, hereby acknowledges himself indebted and promises to pay to the order of CHEMICAL LEAMAN CORPORATION, a Pennsylvania corporation (the "Company") the principal sum of One Million Dollars ($1,000,000.00), together with interest thereon as herein specified.

         The principal amount of this Promissory Note shall be payable in lawful money of the United States on December 31, 2004.

         The Borrower shall pay interest on the outstanding principal balance of this Promissory Note at a rate equal to 6.50% per annum. Interest shall be payable in lawful money of the United States in arrears beginning on December 31, 1996 and annually thereafter.

         The Borrower may prepay this Promissory Note in whole or in part at any time and from time to time without penalty, in each case with accrued interest to the date of such prepayment on the principal amount being prepaid.

         The Borrower shall be in default hereunder upon the occurrence of any of the following events (each an "Event of Default"): (i) the continuance for ten (10) days of any default in the payment when due of principal or interest hereunder, or of any portion thereof; (ii) the institution by or against the Borrower of any bankruptcy, insolvency, reorganization, arrangement, debt adjustment, receivership, liquidation or dissolution proceeding which, if instituted against the Borrower, is consented to by the Borrower or remains undismissed for sixty (60) days; (iii) the adjudication of the Borrower as a bankrupt or the appointment of a trustee or receiver for all or any part of the Borrower's property; or (iv) the making by the Borrower of the assignment for the benefit of creditors.

         Upon the occurrence of any Event of Default, the entire unpaid balance of principal, together with all accrued interest thereon, shall, at the option of the Company, become immediately due and payable without presentment, demand or further action of any kind.

         The Borrower hereby waives presentment, demand, notice of nonpayment, protest, notice of protest or other notice of dishonor, any and all other notices in connection with any default in the payment of, or any enforcement of the payment of, all amounts hereunder. To the extent permitted by law, the Borrower waives the right to any stay of execution and the benefit of all exemption laws now or hereafter in effect. The Borrower further waives and releases all errors, defects and imperfections in any proceedings instituted by the Company under the terms of this Promissory Note.


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         If the indebtedness represented by this Promissory Note or any part hereof shall be collected at law or in equity, bankruptcy, receivership, or other court proceedings, or this Promissory Note shall be placed in the hands of attorneys for collection after default, the Borrower agrees to pay, in addition to principal and interest due and payable herein, all cost of collecting or attempting to collect the amounts due under this Promissory Note, including reasonable attorneys' fees and expenses. If suit or action is filed in connection herewith, the Borrower also agrees to pay reasonable attorneys' fees and expenses at trial and on appeal.

         This Promissory Note shall be deemed to be governed by, and interpreted under, the laws of the Commonwealth of Pennsylvania, without regard to its principles of conflicts of laws.

         IN WITNESS WHEREOF, the undersigned has caused this Promissory Note to be signed as of the 2nd day of January, 1996.


/s/ Donna Friedburg                         By: /s/ David R. Hamilton
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Witness                                         David R. Hamilton